ASSET PURCHASE AGREEMENT

AMONG

SUN COAST RESOURCES, INC.

AND

H & W PETROLEUM COMPANY, INC. AND

SMF ENERGY CORPORATION AND

SMF SERVICES, INC.

Chapter 11 Debtors in Possession

April 27, 2012

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement"), dated and effective as of April 27, 2012, among H & W Petroleum Company, Inc., a Texas corporation ("H&W Petroleum"), SMF Services, Inc., a Delaware corporation ("SSI"), and SMF Energy Corporation, a Delaware corporation ("SMF") (collectively, "Seller"), and Sun Coast Resources, Inc., a Texas corporation ( "Purchaser").

WITNESSETH:

WHEREAS, Seller is engaged in the business of providing petroleum product distribution services, transportation logistics and emergency response services to numerous industries;

WHEREAS, on April 15, 2012 (the "Petition Date"), Seller and certain Affiliates filed voluntary petitions for relief commencing cases (the "Chapter 11 Cases") under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"), in the United States Bankruptcy Court for the Southern District of Florida, Fort Lauderdale Division (the "Bankruptcy Court"), Jointly Administered Case No. 12-19084-BKC-RBR; and

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell, convey, assign and transfer to Purchaser certain assets of Seller, all in the manner and subject to the terms and conditions set forth herein and in accordance with Sections 105, 363 and 365 of the Bankruptcy Code;

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01          Certain Definitions. In addition to terms otherwise defined in this Agreement, as used in this Agreement, the following terms shall have the meanings set forth below:

(a)                "Affiliate" shall mean any person or entity controlling, controlled by or under common control with the named party, and any director, officer, spouse, child (natural or adopted), sibling, parent or in-law of the named party.

(b)               "Assets" shall have the meaning set out in Section 2.01. The Assets do not include the Excluded Assets of Seller.

(c)                "Assigned Contracts" shall mean the contracts listed and described on Schedule 1.01(c), together with any other contracts involving the Business and designated by Purchaser for assumption and assignment by Seller following the Bankruptcy Court's fixing any Cure Amount that is acceptable to Purchaser in its sole discretion.

(d)               "Best knowledge", "to the knowledge of", "have no knowledge of", or "do not know of" and similar phrases shall mean in the case of an entity, the particular fact was known or reasonably should have been known, or not known, as the context requires.

(e)                “Break-up Fee” has the meaning set out in Section 5.15.

(f)                "Bulk Plant Assets" shall mean those bulk plant assets, loading rack equipment assets and above ground tanks, totes and similar storage vessels used to store fuel, lubricants and other petroleum products and chemicals at the Locations in the State of Texas, which assets are listed in Schedule 1.01(f).

(g)               "Business" shall mean the sale, distribution supply, and transportation of fuel (gasoline and diesel), lubricants, chemicals and related products to commercial customers, including but not limited to ranch, farm, agricultural, commercial (including to retail gas stations or convenience stores), mobile fueling and government accounts, and including emergency response services, conducted from all Locations in the State of Texas.

(h)               "Business Day" shall mean a day other than a Saturday, a Sunday or a day on which banks are required or authorized to be closed in the City of Houston, Texas.

(i)                 "Closing" shall mean the closing of the transactions contemplated by this Agreement which shall occur at 10:00 a.m., local time, on the Closing Date at such time and place as shall be mutually agreed in writing by the parties hereto.

(j)                 "Closing Date" shall mean the later of (i) one (1) Business Day after the Sale Approval Order becomes a Final Order, unless the requirement of a Final Order is waived by Purchaser, or (ii) such other date as may be mutually agreed in writing by the parties hereto.

(k)               "Code" shall mean the Internal Revenue Code of 1986, as amended.

(l)                 "Contracts" shall mean those written contracts with Customers for the sale of Inventory of Seller related to the Business, and any other written business arrangement between Seller and a Customer related to the Business, excluding Seller’s so-called “terms of service agreements”.

(m)             "Cure Amounts" shall mean the amounts fixed by the Bankruptcy Court as being the amount necessary to cure all defaults under an executory contract or unexpired lease designated by Purchaser to become an Assigned Contract.

(n)               "Customer" or "Customers" shall mean each customer of Seller with respect to the Business.

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(o)               "Customer Location Equipment" shall mean the equipment of Seller located at Customers' premises, including, but not limited to, above ground tanks, pans, pumps and hoses.

(p)               "Disclosure Schedules" shall mean the disclosure schedules delivered by Seller to Purchaser concurrently with the execution and delivery of this Agreement, each or which shall be designated by the relevant Section numbers and references as herein stated.

(q)               "Due Diligence Review Period" shall mean the period from the date hereof through 10:00 a.m. on the date to be set for the hearing to be conducted by the Bankruptcy Court to consider approval of the Sale Procedures Order, provided that at least one Business Day prior to such hearing, Seller shall have delivered to Purchaser all of the items described in Section 5.12.

(r)                 "Encumbrances" shall have the meaning in Section 2.01.

(s)                "Environmental Claim" shall have the meaning set out in Section 3.25.

(t)                 "Equipment" means any equipment listed on Schedule 1.01(t) and the telephones listed on Schedule 2.01(a)(v), together with the Bulk Plant Assets and the Customer Location Equipment, all of which are located within the State of Texas and not in any other locations, except for Vehicles and Vehicles Outside Texas and any ancillary equipment related thereto.

(u)               "Excluded Assets" shall mean the following assets and properties of Seller and Seller’s Affiliates:

(i)	All cash or cash equivalents, the Total Purchase Price, accounts receivable, rebates receivable, other monies or refunds due from Customers, vendors, notes receivable, checks and checks in the process of collection, tax refunds and claims for refunds of state, federal and local taxes, sales tax deposits, funds on deposit in bank accounts, lease and utility deposits, and prepaid insurance, security deposits and other deposits;

(ii)	All insurance policies, insurance proceeds, claims and causes of action with respect to or arising in connection with any event, action or circumstance existing prior to the Closing or any property or other assets of Seller not acquired by Purchaser at the Closing;

(iii)	Seller's accounts payable;

(iv)	Seller's real estate and improvements at the Locations (other than the Real Estate), save and except for all Bulk Plant Assets;

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(v)	Seller's underground tanks wherever located;

(vi)	All claims and causes of action of Seller including, without limitation, all preference or avoidance claims and actions of Seller, including any such claims and actions arising under Chapter 5 of the Bankruptcy Code;

(vii)	All marketable securities owned by Seller;

(viii)	All of Seller’s books and records, including account records;

(ix)	The domain name mobilefueling.com;

(x)	All other assets, other than the Assets, of Seller located at any location of Seller other than the Locations, provided however, that the Vehicles and the Vehicles Outside Texas shall not be Excluded Assets; and

(xi)	All assets, including the real estate of Seller and/or its Affiliates located in Tampa, Florida, and assets located at Seller’s corporate headquarters in Florida, which are used in or relate to the business of Seller other than the Business, provided however, that the Vehicles and Vehicles Outside Texas shall not be Excluded Assets.

(v)               "Escrow Agent" shall mean Wells Fargo Bank, N.A., in its capacity as Escrow Agent for holding the Deposit (as defined in Section 2.02(c)(i) below).

(w)             "Final Order" shall mean an order or judgment (i) as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired; or (ii) in the event of an appeal, writ of certiorari, or motion for reargument or rehearing has been filed, such judgment or order has not been reversed, stayed, modified, or amended.

(x)               "Inventory" shall mean all inventory of fuel, lubricants and other petroleum products owned by Seller and related to the Business and held for resale by Seller and stored at the Locations in the State of Texas, together with all miscellaneous packaging materials related thereto.

(y)               "Locations" shall mean Seller's facilities as set forth on Schedule 1.01(y).

(z)                “Material Adverse Change” means any event, change, condition or matter that, individually or in the aggregate is or could reasonably be expected to be materially adverse to, or materially impair the value of the Assets (taken has a whole, but not as combined with the Vehicles Outside of Texas) and/or the Vehicles Outside Texas (taken as a whole, but not as combined with the Assets) , but excludes any such effect resulting, directly or indirectly, from the Chapter 11 Cases or the deteriorating financial condition of Seller.

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(aa)            "Proprietary Rights of the Business" shall mean all trade names, trade secrets, copyrights, technical documentation, websites, computer programs, software, plans, designs, inspection reports, proprietary lubricant product formulations there for, as well as any trade name associated therewith, and marketing reports plans, in each case solely of H&W Petroleum Company, Inc., including, but not limited to, those identified in Schedule 1.01(aa), including the use of the names "H & W Petroleum Company, Inc.", "H & W Petroleum", "H & W Logistics Services", and "Harkrider Distributing Company, Inc." on and after Closing.

(bb)           "Real Estate" means that certain approximately 11.50 acre tract situated in Angelina County, Texas, together with all improvements thereon, more particularly described in the Special Warranty Deed dated effective September 1, 2011, filed as Instrument Number 2011-00284323 in the Official Records of Angelina County, Texas. The Real Estate shall be considered part of the Assets being sold to Purchaser as part of the Business and shall not be subject to a separate bids) for purposes of any Auction (as hereinafter defined), but shall be part of the Assets related to the Business hereunder.

(cc)            "Real Estate Due Diligence Materials" shall mean (i) all existing surveys of the Real Estate, (ii) any and all existing Environmental studies and reports, (iii) all appraisal reports relating to the Real Estate; and (iv) a title commitment issued after the date hereof covering the Real Estate issued by Stewart Title Guaranty Company.

(dd)          "Sale Approval Order" means a Final Order of the Bankruptcy Court, in form and substance reasonably satisfactory to Purchaser and Seller, approving and authorizing the sale of the Assets and the Vehicles Outside Texas and the assumption and assignment of the Assigned Contracts by Seller to Purchaser under this Agreement pursuant to, inter alia, Sections 105, 363, and 365 of the Bankruptcy Code. The Sale Approval Order shall provide, among other things, that: (a) this Agreement and the transactions contemplated hereby, including, without limitation, the transfer of the Assets and the Vehicles Outside Texas by Seller to Purchaser as provided in this Agreement are approved and authorized; (b) as of the date the Sale Approval Order is entered, Seller had good and indefeasible title to the Assets and the Vehicles Outside Texas; (c) the transfer of the Assets and the Vehicles Outside Texas by Seller to Purchaser is or will be a legal, valid and effective transfer of the Assets and Vehicles Outside Texas, notwithstanding any requirement for approval or consent by any entity (as defined in Section 101(15) of the Bankruptcy Code); (d) the transfer of the Assets and Vehicles Outside Texas by Seller to Purchaser vests Purchaser with good and indefeasible title to the Assets and Vehicles Outside Texas free and clear of all Encumbrances (including, without limitation, Encumbrances (i) that purport to give to any entity (as defined in Section 101(15) of the Bankruptcy Code) a right or option to effect any forfeiture, modification, right of approval, right of first refusal, repurchase or

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termination of Seller's or Purchaser's interest in the Assets and Vehicles Outside Texas or any similar rights or (ii) in respect of taxes, any such liens or claims which existed prior to the Closing shall attach to the Purchase Price paid to Seller pursuant to section 363(f) of the Bankruptcy Code); (e) the transfer of the Assets and Vehicles Outside Texas is in exchange for consideration being paid by Purchaser that constitutes reasonably equivalent value and fair consideration under the Bankruptcy Code; and (f) the transfer of the Assets and Vehicles Outside Texas does not and will not subject Purchaser to any liability by reason of such transfer under the laws of the United States, any state, territory or possession thereof based, in whole or in part, directly or indirectly, on any theory of law, including, without limitation, any theory of successor or transferee liability. The Sale Approval Order shall also specifically fix and determine all cure amounts due under Section 365 of the Bankruptcy Code and shall provide that (i) all defaults of Seller under the Assigned Contracts arising or accruing prior to the Closing have been cured or will promptly be cured such that Purchaser, upon payment of the Cure Amount, shall have no liability or obligation arising or accruing prior to the Closing, (ii) any actual pecuniary loss resulting from a default by Seller has been or will be promptly compensated by Purchaser to the extent ordered by the Bankruptcy Court to the extent that Purchaser shall have no liability or obligation arising or accruing prior to the Closing; (iii) Purchaser has provided adequate assurance of future performance of the Assigned Contracts within the meaning of Section 365(f)(2) of the Bankruptcy Code; (iv) the Assigned Contracts will be assigned to and remain in full force and effect for the benefit of Purchaser, notwithstanding any provision in such Assigned Contracts or in applicable law that prohibit, restrict, or limit in any way such assignment or transfer. The Sale Approval Order shall further provide that (1) the Bankruptcy Court retains jurisdiction to enforce the provisions of this Agreement in all respects, including, without limitation, retaining jurisdiction to protect Purchaser against any liability not assumed; (2) the provisions of the Sale Approval Order are non-severable and mutually dependent; (3) the transactions contemplated by this Agreement are undertaken by Purchaser in good faith, as that term is used in Section 363(m) of the Bankruptcy Code, and Purchaser is entitled to the rights and protection granted thereby; (4) all of the requirements of Sections 363 of the Bankruptcy Code have been met; and (5) the order is not stayed under the Bankruptcy Rules. The Sale Approval Order shall not impose any obligations on Purchaser or Seller not contemplated in this Agreement. Finally, the Sale Approval Order shall provide a waiver of the 14 day stay period provided by Bankruptcy Rules 6004(h) and 6006(d).

(ee)            "Sale Procedures Order" shall have the meaning set forth in Section 5.14.

(ff)             "Vehicles" shall mean all vehicles of Seller used in the Business which are listed on Schedule 1.01(ff). The Vehicles shall be considered part of the Assets being sold to Purchaser as part of the Business and shall not be subject to a separate bid(s) for purposes of any Auction, but shall be part of the Assets related to the Business hereunder.

(gg)           "Vehicles Outside Texas" shall mean all vehicles of Seller on Schedule 1.01 (gg), which Vehicles Outside Texas may be bid on and sold separately from the Assets at Auction as provided further in the Sale Procedures Order.

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ARTICLE II

PURCHASE AND SALE

2.01          Purchase and Sale of Assets and Vehicles Outside Texas.

(a)                Subject to the terms and conditions herein set forth, Seller agrees to sell, convey, assign, transfer and deliver to Purchaser, the Vehicles Outside Texas and the following assets (the items in subsections (i) through (xii) collectively referred to as, the "Assets"):

(i)	all of the Equipment, which includes the Bulk Plant Assets located in the State of Texas. Purchaser, at its own expense, shall have the right, but not the obligation, no later than sixty (60) days from the Closing, to remove from the Locations in the State of Texas all of the Bulk Plant Assets purchased from Seller;

(ii)	all of the Inventory;

(iii)	all of the Vehicles of Seller, wherever located;

(iv)	all of the Assigned Contracts;

(v)	all of Seller's office equipment, fixtures and furnishings at the Locations located in Texas, including, all of Seller's interest in the telephones, telephone numbers, fax numbers and mobile phone numbers used by Seller in the Business listed on Schedule 2.01(a)(v);

(vi)	all permits described under Section 3.13 for the operation of the Business, to the extent assignable;

(vii)	miscellaneous inventory, including pails, packaging, labels, lids and other sundries used in the Business wherever located;

(viii)	Seller's Business Customer lists and Business Customer contacts from January 1, 2010 to the Closing Date;

(ix)	all Proprietary Rights of the Business;

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(x)	all domain names used by, or registered to Seller and associated with the Business, including, but not limited to www.hwpetro.com, but specifically excluding mobilefueling.com which is an Excluded Asset;

(xi)	the Real Estate; and

(xii)	the goodwill associated with the Business.

All of the Assets and the Vehicles Outside Texas shall be transferred and delivered free and clear of any liens, claims, pledges, security interests, conditional sales agreements, charges, restrictions of any kind, consignment rights, reclamation rights, leases, mortgages, equities or encumbrances or other interests of any kind or nature (collectively "Encumbrances) pursuant to section 363(f) of the Bankruptcy Code.

Seller shall deliver possession of the Assets and the Vehicles Outside Texas (as applicable) to Purchaser on the Closing Date, provided however, that Seller shall promptly after the Closing Date deliver or cause to be delivered to Purchaser at the Locations the Vehicles and the Vehicles Outside Texas.

(b)               Assumed Liabilities. Purchaser agrees to assume Seller's obligations arising from and after the Closing Date under the Assigned Contracts designated by Purchaser for assumption and assignment which shall be listed on Schedule 1.01(c). The Sale Approval Order shall authorize Purchaser to designate in writing at least seven (7) Business Days before Closing which specific contracts will be assumed; any such assumption shall be limited to the Cure Amount fixed by the Bankruptcy Court. The Cure Amount fixed by the Bankruptcy Court with respect to any designated contract shall be paid by Purchaser directly to the counterparty to such contracts on the Closing Date, and shall be considered a portion of the Cure Amount Portion of the Purchase Price (as defined below), provided however, that upon such payment, such counterparty shall not have any remaining claim against Seller or Seller’s bankruptcy estate related to any default under any such Assigned Contract.

(c)                Non-Assumption. Purchaser neither assumes nor agrees to pay, perform or discharge any debts, liabilities, payables, or obligations of Seller of any kind or nature, whether or not such debts, liabilities or obligations related to or arose out of the Assets or the Business, whether accrued, absolute, contingent or otherwise, whether now due or to become due, known or unknown, except as provided above, and all indebtedness, obligations, claims and liabilities (absolute, contingent or otherwise) of whatsoever nature of Seller not specifically assumed by Purchaser pursuant to Section 2.01(b) shall be and remain the sole obligation of Seller.

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2.02          Purchase Price and Allocation.

(a)                Total Purchase Price. The total consideration (the "Total Purchase Price") paid by Purchase to Seller hereunder shall be the sum of: (i) $9,000,000.00 (the "Fixed Portion of the Purchase Price"), plus (ii) the Acquired Inventory Price, which shall be determined and payable as hereinafter described, plus (iii) the Cure Amounts fixed by the Bankruptcy Court in connection with any Assigned Contract(s) that is/are designated by Purchaser for assumption and assignment by Seller as provided herein (the "Cure Amount Portion of the Purchase Price"). For purposes of the Bids and the Auction (as those terms are defined below) only, and not for any final allocation of the Purchase Price on Form 8594 as described below, Purchaser is allocating and shall pay, if applicable, the Total Purchase Price as follows: (A) $4,000,000 for the Assets other than the Vehicles Outside Texas and the Inventory (the "Auction Price Allocation for the Business"), and (B) $5,000,000.00 for the Vehicles Outside Texas (the "Auction Price Allocation for Vehicles Outside Texas"). For avoidance of doubt, in the event Purchaser is the Winning Bidder (as defined below) (i) with respect to the Assets and the Vehicles Outside Texas, then the Fixed Portion of the Purchase Price shall be $9,000,000.00 or such increased bid made by Purchaser at the Auction, if applicable, (ii) with respect only to the Assets, then the Fixed Portion of the Purchase Price shall be $4,000,000.00, subject to any increased bid made by Purchaser at the Auction, if applicable, and (iii) with respect only to the Vehicles Outside Texas, then the Fixed Portion of the Purchase Price shall be $5,000,000.00 subject to any increased bid made by Purchaser at the Auction, if applicable.

(b)               Acquired Inventory. The "Acquired Inventory Price" shall be equal to the "cost" of the Inventory as of the Closing Date, based upon a physical inventory count taken no earlier than three (3) Business Days before the Closing Date and determined as follows: (i) "cost" for unblended lubricants and chemicals shall be equal to the Seller’s invoice cost plus applicable transportation costs to Seller’s locations on a first-in-first-out basis. Cost for blended lubricants and chemicals in inventory shall be equal to the Seller’s invoice cost for each of the components of the blended product under the same inventory valuation method above, calculated based on the percentage of each component in such blended product; (ii) cost for fuel and petroleum products (lubricants) shall be equal to the current suppliers price (on the closing date) plus taxes, fees and freight to the point of storage . Inventory in tanks will be calculated based upon the standard conversion table issued by the manufacturer of such tank which adjusts for the tank configuration and internal linings. Out-of-date, expired, spoiled and damaged Inventory or Inventory that is otherwise not saleable in the ordinary course of business shall be valued at a lower price to be agreed upon by the parties. The Acquired Inventory Price of the total Purchase Price shall be paid upon its final determination (which shall be no later than seven (7) Business Days after Closing), by Purchaser's check or to an account designated by Seller at Closing, at Seller's choice.

(c)                Purchaser shall pay the Purchase Price as follows:

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(i) No later than the commencement of the hearing set by the Bankruptcy Court to consider the entry of the Sale Procedures Order, Purchaser shall deposit with the Escrow Agent, as an initial deposit (the "Deposit") toward the Purchase Price, the sum of Nine Hundred Thousand Dollars ($900,000.00), which shall be held by the Escrow Agent in a separate account for disbursement to Seller or return to Purchaser in accordance with the provisions of the form of Escrow Agreement attached as Schedule 2.02(c). If the Closing occurs, the Deposit shall be paid to Seller and shall be credited against the remaining balance of the Purchase Price due at the Closing. If this Agreement is terminated without the Closing taking place for any reason other than termination by Seller pursuant to Section 13.01(g) of this Agreement, the Deposit shall be returned to Purchaser without further order of the Bankruptcy Court.

(ii) At Closing, Purchaser shall pay to Seller in immediately available funds, after giving effect to the credit and any applicable reduction (each as described in Section 2.02(d) of this Agreement), the remaining balance of the portion of the Fixed Portion of the Purchase Price described in Section 2.02(a) of this Agreement.

(iii) The remainder of the Purchase Price shall be paid as provided for in this Agreement.

(d)               Credits, Offsets and Reductions in Purchase Price

(i)	To the extent that all of the Vehicles Outside Texas are sold to another person in connection with the Sale Procedures Order, then the Fixed Portion of the Total Purchase Price hereunder shall be reduced by $5,000,000.00. In addition to such reduction, Purchaser shall be entitled to a cash payment or credit of $100,000.00 against the Purchase Price relating to the portion of the Break-up Fee attributable to the Vehicles Outside Texas. To the extent that any (but not all) of the Vehicles Outside Texas are sold to another person in connection with the Sales Procedures Order, then the Fixed Portion of the Purchase Price shall be reduced by the allocated value of each of the Vehicles Outside Texas not sold to Purchaser, such allocated value being as set forth on Exhibit 2.02(d)(i). In addition to such reduction, in accordance with Sections 5.14 and 5.15, Purchaser shall be entitled to a cash payment or credit equal to two (2%) percent of the value allocated to the Vehicles Outside Texas on Exhibit 2.02(d)(i) sold to a bidder other than Purchaser relating to the portion of the Break-up Fee attributable to the particular Vehicles Outside Texas sold to such other bidder.

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(ii)	To the extent that the Assets (excluding the Vehicles Outside Texas) are sold to another person in connection with the Sale Procedures Order, then the Fixed Portion of the Total Purchase Price hereunder shall be reduced by $4,000,000.00. In addition to such reduction, Purchaser shall be entitled to a cash payment or credit of $80,000.00 against the Purchase Price relating to the portion of the Break-up Fee attributable to the Assets.

(iii)	To the extent that title (free and clear of Encumbrances) to any Vehicle listed on the Schedule 1.01(ff) or 1.01(gg) (whether located within the State of Texas or elsewhere) cannot be delivered at Closing for any reason, then the Purchase Price shall be reduced by an amount equal to the amount attributable to the particular Vehicle on Purchaser's price allocation schedule attached to this Agreement as Exhibit 2.02(d)(iii), or such amended schedule following the conclusion of any Auction with adjustments to correspond to the total winning bid price, provided however, that Seller shall have the option to provide notice to Purchaser that it intends to obtain a replacement title (free and clear of any Encumbrances) to such Vehicle, in which case Seller shall have a period of forty-five (45) days within which to obtain a replacement title for such Vehicle, and at that time, the adjustment to the Purchase Price provided for in this subsection (ii) shall be paid to Seller by Purchaser.

(iv)	To the extent Seller owes Purchaser as of the Closing amounts for Purchaser's post Petition Date delivery of fuels, lubricants, chemicals, or other products, or other extensions of credit to Seller, then Purchaser shall be entitled to an offset or credit against the Fixed Portion of the Purchase Price for any such unpaid amounts.

2.03          Allocation of Purchase Price. Prior to Closing, Purchaser shall provide to Seller an allocation of the Total Purchase Price between depreciable and non-depreciable Assets and Vehicles Outside Texas on Form 8594 (Asset Acquisition Statement Under Section 1060 of the Code). Seller shall, prior to the Closing, agree with or contest such allocation. In the event Seller contests such allocation, then Seller and Purchaser shall agree on such allocation prior to the Closing. Purchaser and Seller, as applicable, shall not take any position on their respective income tax returns that is inconsistent with the allocation of the Total Purchase Price as agreed to by them or as adjusted as a result of a subsequent increase or decrease in the Total Purchase Price.

2.04          Closing. The Closing shall take place on the Closing Date.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
SELLER

Seller represents and warrants, except as set forth in the applicable Disclosure Schedule referred to below, that the following are true and correct in all respects as of the date of this Agreement and will be true and correct in all respects through the Closing Date as if made on that date:

3.01          Corporate. H&W Petroleum is a Texas corporation, duly organized, validly existing and in good standing under the laws of the State of Texas, with all requisite corporate power and authority to enter into and perform its obligations under this Agreement upon entry of the Sale Approval Order and to carry on its business as it is now conducted, subject further to its duties and obligations as a debtor in possession in the Chapter 11 Cases. SMF is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and in all other jurisdictions where it conducts its business, with all requisite corporate power and authority to enter into and perform its obligations under this Agreement upon entry of the Sale Approval Order and to carry on its business as it is now conducted, subject further to its duties and obligations as a debtor in possession in the Chapter 11 Cases. SSI is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to enter into and perform its obligations under this Agreement upon entry of the Sale Approval Order and to carry on its business as it is now conducted, subject further to its duties and obligations as a debtor in possession in the Chapter 11 Cases.

3.02          No Subsidiaries. The Business is conducted solely by H&W Petroleum, and not by a subsidiary or Affiliate of Seller, and in particular, none of the Business is conducted by Harkrider Distributing Company or SSI.

3.03          Ownership. H&W Petroleum is a wholly-owned subsidiary of SMF. SSI is a wholly-owned subsidiary of SMF.

3.04          Authorization. The execution and delivery of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action by Seller. Subject to and conditioned on the entry of the Sale Approval Order, Seller has the full right, power and authority to enter into this Agreement and consummate the sale of the Assets and Vehicles Outside Texas. Subject to and conditioned on the entry of the Sale Approval Order, this Agreement, and the instruments of transfer with respect to the Assets and Vehicles Outside Texas, constitute, or will constitute when executed and delivered, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

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3.05          No Violation. Subject to and conditioned on the entry of the Sale Approval Order, the execution, delivery and performance of this Agreement by Seller will not violate, breach or cause a default under (a) the Certificate of Formation or Bylaws (or other applicable documents under the state law of formation) of Seller, (b) whether with the giving of notice or the passage of time or not, the provisions of any indenture agreement or other instrument to which Seller is a party or by which any of them or their respective properties are bound. Subject to and conditioned on the entry of the Sale Approval Order, neither the execution and delivery of this Agreement, nor the carrying out of the transactions contemplated hereby, will result in any violation of, or be in conflict with, any law, order, decree or regulation applicable to Seller, and no consent, approval or authorization of any lender, trustee, security holder, court or governmental agency is required in connection with the execution, delivery or performance by Seller of this Agreement.

3.06          Equipment,Vehicle Location. Schedules 1.01(t) and 2.01(a)(v) list of all of the Equipment being sold to Purchaser, including for each piece thereof, a description, and its location. All of the Equipment and Vehicles are in the possession and under the control of Seller.

3.07          Reserved.

3.08          No Underground Tanks. Seller represents that none of the Assets being sold to Purchaser consists of underground storage tanks. Seller further represents that there are no underground storage tanks on the Real Estate.

3.09          Reserved.

3.10          Reserved.

3.11          Title to Assets and Vehicles Outside Texas. Seller is the owner of and has good marketable title to all of the Assets and Vehicles Outside Texas. Subject to and conditioned on the entry of the Sale Approval Order, Purchaser shall receive good, valid and marketable title to the Assets and Vehicles Outside Texas, free and clear of any and all Encumbrances. None of the Assets and Vehicles Outside Texas is owned by any party other than Seller, and Seller owns or has the right to use all assets, property, plant, equipment, fixtures and intellectual property currently being used by Seller to conduct the Business as now conducted.

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3.12          Contracts. Schedule 3.12 is a list of all written contracts not listed in Schedule 1.01(c), plus all written leases, understandings and commitments, related to the Business to which Seller is a party or under which Seller has rights or obligations as of the date hereof, including contracts for services to be performed by Seller, and contracts or leases for equipment, equipment maintenance and repair, trash pickup, janitorial services, burglar alarms, and other services provided to or by Seller. Such list will be updated at Closing. None of the contracts, agreements, leases, understandings or commitments under which Seller operates is in the name of any other party other than Seller. Subject to the right of Seller to assume the Assigned Contracts under section 365 of the Bankruptcy Code, all of the Assigned Contracts are and will be on the Closing Date in full force and effect, and are and will be on the Closing Date, valid and enforceable; no default has occurred thereunder that will not be cured in connection with such assumption, and Seller has not received any notice of cancellation or non-renewal. No party has given notice of termination of any Assigned Contract or notice of intent not to renew any renewable Assigned Contract. The Sale Approval Order shall specifically approve the list of all Assigned Contracts that may be designated by Purchaser to be assumed and assigned by Seller to Purchaser, including the Cure Amount, if any, fixed by the Bankruptcy Court in order for Seller to assume and assign of any such Assigned Contract.

3.13          Compliance with Laws. Schedule 3.13 lists all permits, orders, authorizations or licenses held by Seller to conduct the Business, including Texas Commission on Environmental Quality permits for tanks, and, to the best of Seller’s knowledge, no other permits, licenses, authorizations or orders are required in connection with the operation of the Business.

3.14          Reserved.

3.15          Reserved.

3.16          Reserved.

3.17          Employee Matters. None of Seller's employees is represented by a union, and to the best of Seller’s knowledge, no union organization activities are in progress. Seller is not a party to, and there is not now in effect, any union contracts or collective bargaining agreements. Seller has delivered to Purchaser a list of Seller's employees, their job titles, service dates, accrued time off, accrued bonuses, rates of pay and all benefits (including insurance) whose job duties relate to the Business, either in whole or in part; such schedule will be updated at Closing. Seller maintains the employee benefits described on Schedule 3.17(a). Except as set forth of Schedule 3.17(b), there are no open claims for workers compensation or similar benefits by any employee. Since January 1, 2010, no complaint, claim or alleged violation of any legal requirement pertaining to labor relations or employment matters, including a charge or complaint filed by an employee with the Equal Employment Opportunity Commission, has been made against Seller. Seller does not maintain, sponsor or contribute to any pension or profit sharing plan or other employee benefit plan for employees and never has, except as described on Schedule 3.17(a).

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3.18          Accurate Copies. All copies of Contracts and Schedules hereto and any other document or instrument required to be delivered to Purchaser pursuant to the terms of this Agreement are and will be true, correct and complete copies of the document or instrument represented thereby.

3.19          Brokers. Seller, nor any party acting on its behalf, has agreed to pay any party a commission, finder's fee or similar payment in regard to this Agreement or any matter related thereto nor has taken any action on which a claim for any such payment could be based, provided however, that Seller reserves the right to engage an investment banker (subject to the approval of the Bankruptcy Court), at its expense, in connection with the Auction and the transactions contemplated under the Sales Procedures Order.

3.20          Reserved.

3.21          Accuracy of Information. No representation or warranty of Seller contained in this Agreement, including the Exhibits and Schedules, contains, as of the date made or the date on which reaffirmed, any untrue statement of a material fact or omits any material fact necessary in order to make the statements contained herein or therein, not misleading.

3.22          Customers. Schedule 3.22 sets out Seller's Customers during the periods January 1, 2010 through March 31, 2012, showing name, address, phone number and contact party of each person; this list will be updated at Closing for any additions to Closing. Schedule 3.22(a) shows, for each Customer during the periods January 1, 2010 through December 31, 2011 (by year), total sales, by product. Since December 31, 2011, no Customer with a written contract has discontinued or materially decreased, or has given written notice to Seller that it will discontinue or materially decrease, its rate of business done with Seller. Schedule 3.22 shall remain confidential and shall not be filed as one of the schedules or exhibits to the Agreement that may be filed with the Bankruptcy Court.

3.23          Environmental and Health and Safety Matters.

(a)                Selected terms used in this Section 3.23 are defined below. With respect to the Assets and Vehicles Outside Texas, except as set forth in the Phase 1 Environmental Study and the Phase 2 Environmental Study delivered to Purchaser (i) to the best of Seller’s knowledge, the operation of the Assets and Vehicles Outside Texas complies in all material respects with all applicable environmental, health and safety statutes, conventions, rules, ordinances and regulations in all jurisdictions in which any of the Assets and Vehicles Outside Texas are located; (ii) neither the Real Estate nor the operation of any Asset is subject to any judicial or administrative proceeding alleging the violation of any Environmental Law; (iii) to the best of Seller’s knowledge, neither the Real Estate nor the operation of any other Asset is the subject of any federal or state investigation or investigation of any other jurisdiction evaluating whether any Remedial Action is needed to respond to a Release of any Contaminant or other substance into the environment or the violation of any legal requirement; (iv) to the best of Seller’s knowledge, no Release has occurred on the Real Estate except in compliance with Environmental Laws or which has been cleaned-up or otherwise cured in compliance with all applicable Environmental Laws and Seller has received no further action letters with respect to such Release(s), copies of which are included in Schedule 3.23; and (v) Seller has not filed any notice, which remains pending or outstanding, under any Environmental Law applicable to the jurisdiction in which the Real Estate is located indicating past or present treatment, storage or disposal of a hazardous waste or reporting a Release of a Contaminant or other substance into the environment.

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(b)               Each of the following terms shall have the meaning indicated below:

(i)	"Contaminant" shall mean those substances or materials that are defined as hazardous or toxic or that are regulated by or form the basis of liability under any Environmental Law, (including without limitation asbestos, polychlorinated biphenyls ("PCBs"), radioactive substances or any other material or substance that constitutes a health, safety or environmental hazard to any person, natural resource or property.)

(ii)	"Environmental Claim" shall mean any accusation, allegation, notice of violation, claim, demand, abatement or other order or direction (conditional or otherwise) by any governmental authority or any person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, resulting from or based upon (1) the existence, or the continuation of the existence, of a Release (including without limitation the air, ground, water or any surface) at, in, by from or related to any of the Assets and Vehicles Outside Texas, (2) the transportation, storage, treatment or disposal of material in connection with the operation of the Assets and Vehicles Outside Texas, or (3) violation or alleged violation of any statutes, ordinances, orders rules, regulations, Permits or licenses of or from any governmental authority, agency or court relating to environmental matters connected with the Assets and Vehicles Outside Texas.

(iii)	"Environmental Laws" shall mean all federal, state or local laws relating to health, safety or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. §1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Clean Air Act (42 U.S.C. §7401 et seq.), the Clean Water Act (33 U.S.C. §1251 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. §2601 et seq.), the National Environmental Policy Act (42 U.S.C. §4321 et seq.), the Oil Pollution Act (33 U.S.C. §2701 et seq.), and the Occupational Safety and Health Act (29 U.S.C. §651 et seq.), as these laws have been amended or supplemented, and any analogous state or local statues, rules, orders or ordinances and the regulations promulgated pursuant thereto.

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(iv)	"Permit" shall mean any permit, approval, authorization, license variance, or permission required from a governmental authority under any applicable Environmental Laws.

(v)	"Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration, whether accidental or intentional, into the indoor or outdoor environment, or into or out of any property owned or leased by Seller in connection with any of the Assets and Vehicles Outside Texas or the operation thereof, including the movement of any Contaminant through or in the air, soil, surface water, groundwater, or property and including without limitation the meanings of such words as set forth in the laws, applicable treaties, rules, ordinances or regulations or analogous governmental provisions referred to under Environmental Laws.

(vi)	"Remedial Action" shall mean all actions required or voluntarily undertaken to (1) investigate, clean up, remove, treat, or in any other way address any Contaminant in the indoor or outdoor environment; (2) prevent the Release or thereat of Release, or minimize the further Release of any Contaminant so it does not migrate or endanger or threaten to endanger public health or welfare of the indoor or outdoor environment; (3) upgrade equipment to insure compliance with any Environmental Law or (4) perform pre-remedial studies and investigations and post-remedial monitoring and care.

3.24          Certain Activities. Since January 1, 2010, neither Seller or any of its officers, agents or employees, nor any person acting on its behalf has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any person or entity (public or private), whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concession or for special concessions already obtained.

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3.25          As-Is, Where-Is Purchase. Purchaser hereby acknowledges and agrees that, except as otherwise expressly set forth in this Article III, Seller makes no representations or warranties of any kind whatsoever, express or implied, with respect to any matter including, without limitation, the physical condition of any Asset, the environmental condition or other matters relating to the physical condition of any of the Locations, including the Real Estate or improvements thereon, the value of the Assets and Vehicles Outside Texas (or any portion thereof) or any income to be derived or expenses to be incurred in connection with the Assets and Vehicles Outside Texas, or the merchantability or fitness of any of the Assets and Vehicles Outside Texas for any particular purpose. Without limiting the foregoing, Seller hereby disclaims any warranty, express or implied, of merchantability or fitness for any particular purposes as to any portion of the Assets and Vehicles Outside Texas. Purchaser further acknowledges that Purchaser has conducted an independent inspection and investigation of the Assets and Vehicles Outside Texas and all such other matters relating to or affecting the Assets and Vehicles Outside Texas as Purchaser deemed necessary or appropriate and that in proceeding with its acquisition of the Assets and Vehicles Outside Texas, except for the representations and warranties expressly set forth in this Article III, Purchaser is doing so based upon such independent inspections and investigations and will accept the Assets and Vehicles Outside Texas at Closing “as is”, “where is” and “with all faults.”

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants that the following are true and correct as of the date of this Agreement and will be true and correct through the Closing Date as if made on that date:

4.01          Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and the other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby.

4.02          Authorization and Validity. The execution, delivery and performance by Purchaser of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Purchaser. This Agreement and each other agreement contemplated hereby have been or will be as of the Closing Date duly executed and delivered by Purchaser and constitute or will constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

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4.03          No Violation. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby, either alone or with other transactions, will (i) conflict with, or result in a violation or breach of the terms, conditions and provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Purchaser or any agreement, indenture or other instrument under which Purchaser is bound and for which Purchaser has not obtained the applicable consents, or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Purchaser or the assets of Purchaser.

4.04          Ability to Close – No Financing Contingency. Prior to the commencement of the hearing to be conducted by the Bankruptcy Court to consider approval of the Sale Procedures Order, Purchaser shall represent to Seller and the Bankruptcy Court that Purchaser’s obligations hereunder are not subject to any financing contingency, and that Purchaser has, or will have, the necessary funds to consummate the transactions contemplated hereunder, including the payment of the Total Purchase Price as of the Closing.

ARTICLE V

COVENANTS OF SELLER

Seller agrees that between the date of this Agreement and the Closing:

5.01          Consummation of Agreement. Seller shall use its commercially reasonable best efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions and the requirements of the Bankruptcy Code.

5.02          Business Operations. Subject to its duties and obligations as a debtor in possession in the Chapter 11 Cases, Seller shall operate the Business in the ordinary course of business until Closing, will use its best efforts to preserve the Business in tact and preserve the goodwill of Customers and suppliers. Subject to its duties and obligations as a debtor in possession in the Chapter 11 Cases, Seller will maintain the Assets and Vehicles Outside Texas in the ordinary course of business, including making all necessary repairs and replacements thereto and continue normal servicing thereof.

5.03          Access. Seller shall permit Purchaser and its authorized representatives reasonable access to, and make available for inspection, during reasonable business hours, all of the Assets and Vehicles Outside Texas, all for the sole purpose of permitting Purchaser to become familiar with the Assets and Vehicles Outside Texas. All such information shall be considered Confidential Information under Section 14.12. Purchaser shall give reasonable notice of intent to inspect a premise, and Seller shall provide a representative to accompany Purchaser's representative on any such inspection and answer questions that Purchaser may have during such inspection. Purchaser is authorized to conduct a Phase 1 Environmental Study and other inspections at the Real Estate. Purchaser is also authorized to talk to Seller's Customers for purposes not inconsistent with the intent of this Agreement, but is not authorized to disclose the terms of this transaction other than the sale itself.

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5.04          Bankruptcy Court Approval. Seller shall use its best efforts to obtain entry of the Sales Procedure Order and the Sale Approval Order from the Bankruptcy Court.

5.05          Hiring Employees. Seller shall cooperate with all requests made by Purchaser for the purpose of allowing Purchaser to hire those employees of Seller designated by Purchaser, such employment to be effective as of the Closing Date. Purchaser shall not be obligated to hire any of Seller's employees, and Seller shall take all action necessary to meet all legal and contractual obligations to its employees through the last date of their employment with Seller.

5.06          Contract. Except with Purchaser's prior written consent and except as expressly provided in this Agreement, Seller shall not waive any right or cancel any Assigned Contract, nor will it assume or enter into any contract, lease, license, obligation, indebtedness, commitment, purchase or sale, except in the ordinary course of business, and if any such action would in any way limit or impair Purchaser's use and enjoyment of any Asset or the Vehicles Outside Texas, Seller will not take such action without Purchaser's consent.

5.07          Changes in Inventory. Subject to its duties and obligations as a debtor in possession in the Chapter 11 Cases, Seller shall not materially alter the physical contents or character of the Inventory so as to materially adversely affect the nature of the Business or result in a material change in the total dollar valuation thereof.

5.08          Reserved.

5.09          Dispositions of Assets and Vehicles Outside Texas. Seller shall not in any manner transfer or dispose of any Asset or Vehicle Outside Texas without the written consent of Purchaser, except for sales of Inventory in the ordinary course of business.

5.10          Insurance. Seller shall maintain, or cause to be maintained, through the Closing Date insurance policies to the extent Seller had such coverage in place on the date hereof, covering fire and other casualty on the Real Estate, general liability, product liability, pollution, and pollution liability with respect to events that have occurred or may have occurred on or prior to the Closing Date.

5.11          Reserved.

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5.12          Documentation Provided. Seller shall furnish Purchaser the following documentation at least one (1) Business Days before the expiration of the Due Diligence Review Period:

(a)                True, complete and accurate copies of all Contracts and a list of all Customers;

(b)               True, complete and accurate copies of all contracts or agreements listed on Schedules 1.01(c) and 3.12; and

(c)                The Real Estate Due Diligence Materials (excluding the title commitment to be supplied by Stewart Title Guaranty Company or other title company selected by Purchaser).

5.13          Reserved.

5.14          Bidding Procedures, Break-Up Fee and Protections. Purchaser and Seller acknowledge that this Agreement is the culmination of an extensive process undertaken by Seller to identify and negotiate a transaction with a bidder who was prepared to pay the highest and best price for the Assets and the Vehicles Outside Texas while assuming or otherwise satisfying relevant liabilities in order to maximize the value thereof for Seller's bankruptcy estate. The parties acknowledge that, under the Bankruptcy Code, Seller must take reasonable steps to demonstrate that it has sought to obtain the highest and best price possible for the Assets and the Vehicles Outside Texas, including, but not limited to, giving notice of the transactions contemplated by this Agreement to creditors and other interested parties (including all taxing authorities or governmental agencies) as ordered by the Bankruptcy Court. To facilitate the foregoing, Seller shall within 24 hours after the execution of this Agreement, file a motion with the Bankruptcy Court seeking (A) the approval of the sale of the Assets and Vehicles Outside Texas free and clear of all Encumbrances pursuant to Section 363 of the Bankruptcy Code, the assumption and assignment of certain executory contracts, the continuation of unexpired leases until such time as Purchaser has removed any Assets from such locations (provided that Purchaser shall pay any use or occupancy charges during such period of time required to remove any Assets), and fixing cure amounts pursuant to Section 365 of the Bankruptcy Code, and related relief (the "Sale Motion") and (B) the approval of bidding procedures, Break-up Fee and related protections ("Sale Procedures Order") which, among other things:

(a)                fixes the date, time and location of the hearing on the Sale Motion described in this Agreement (the "Sale Hearing");

(b)               provides that Seller shall give notice of the transactions contemplated by this Agreement and the Auction and bidding procedures described below to all persons and in such manner as the Federal Rules of Bankruptcy Procedure and the Bankruptcy Court shall direct;

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(c)                designates Purchaser as the "Stalking Horse Bidder" qualified to bid at any Auction and receive the protections set forth in the Sale Procedures Order;

(d)               provides that at 10:00 a.m. Eastern Daylight Time, on the second Business Day before the date set for the Sale Hearing, Seller shall hold an auction (the "Auction") at the offices of counsel for Seller;

(e)                provides that with respect to bids for the Assets and the Vehicles Outside Texas, in order for a person to make a bid at the Auction, such prospective bidder or combination of bidders shall serve a written bid on Seller by 10:00 a.m. Eastern Daylight Time, on the third Business Day before the date set for the Sale Hearing in an amount equal to the Fixed Portion of the Purchase Price for the Assets and the Vehicles Outside Texas (i.e. $9,000,000.00) plus $450,000.00 (a "Topping Bid") together with a cash deposit of ten percent (10%) of the Topping Bid (which deposit shall be an amount not less than $945,000.00);

(f)                provides that with respect to bids for the Assets (specifically excluding the Vehicles Outside Texas), in order for a person to make a bid at the Auction, such prospective bidder or combination of bidders shall serve a written bid on Seller by 10:00 a.m. Eastern Daylight Time, on the third Business Day before the date set for the Sale Hearing in an amount equal to the Auction Price Allocation for the Business (i.e. $4,000,000.00) plus $200,000.00 (a "Business Topping Bid") together with a cash deposit of ten percent (10%) of the Business Topping Bid (which deposit shall be an amount not less than $420,000.00);

(g)               provides that with respect to bids for the Vehicles Outside Texas, in order for a person to make a bid at the Auction, such prospective bidder or combination of bidders shall serve a written bid on Seller by 10:00 a.m. Eastern Daylight Time, on the third Business Day before the date set for the Sale Hearing in an amount (in each case a "Vehicles Outside Texas Topping Bid") equal to (I) the Price Allocation for Vehicles Outside Texas (i.e. $5,000,000.00) plus $250,000.00 together with a cash deposit of ten percent (10%) of such Bid (which deposit shall be an amount not less than $525,000.00), or (II) the amount attributable to the particular Vehicle(s) Outside Texas set forth on Purchaser's price allocation schedule attached to this Agreement as Exhibit 2.02(d)(i) (plus an amount equal to five (5%) percent thereof together with a cash deposit of ten (10%) percent of such Vehicles Outside Texas Topping Bid. Further, with respect to an Auction of Vehicles Outside Texas, a qualified bidder may not increase or decrease the number or change the identity of the specific vehicles for which it has submitted a qualified bid for the Auction and may bid only on those specific vehicles that were included in the bidder's original qualified bid and not any other vehicles; provided, however, Purchaser may bid against any qualified bid;

(h)               provides that Seller shall maintain any deposits in segregated, non-interest bearing accounts maintained by Seller's counsel. Seller shall refund deposits in the event a prospective bidder or combination of bidders is determined by Seller to lack financial qualifications to consummate its Topping Bid or is not confirmed by the Bankruptcy Court as the Winning Bidder (as defined below);

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(i)                 provides that upon submitting any Topping Bid, Business Topping Bid or Vehicles Outside Texas Topping Bid (collectively, a "Bid"), prospective bidders or a combination of bidders must also submit a proposed form of Asset Purchase Agreement for the purchase thereof in substantially the same form as this Agreement (with revisions as applicable depending on whether it is a purchase of the Assets, the Assets (excluding the Vehicles Outside Texas) or the Vehicles Outside Texas) and include a marked version of this Agreement reflecting all changes to the form of this Agreement to enable Seller to evaluate any differences. Any Bid by a combination of bidders must be a bid to purchase all of the Assets and may not include separate component parts of the Assets. Any bid that does not comply with this subsection shall not be considered a qualified Bid for purposes of any Auction;

(j)                 provides that any Bid shall have no conditions to closing other than entry of the Sale Approval Order by the Bankruptcy Court. All consideration paid to acquire the Assets, the Vehicles Outside Texas or both, as may be the case, shall be for cash, with no financing contingencies. All prospective bidders must include as part of any Bid appropriate evidence that demonstrates to the reasonable satisfaction of Seller that such bidder has the financial ability to consummate the transactions contemplated by such Bid by the Closing Date. No prospective bidder or combination of bidders shall be entitled to bid at the Auction unless Seller and its financial advisors determine in their reasonable discretion that a prospective bidder or combination of bidders is financially qualified;

(k)               provides that if one or more persons submits a Bid and is determined by Seller to have the necessary financial qualifications to consummate a transaction, then Seller shall conduct an auction in connection therewith. Not less than 24 hours prior to the Auction date and time that is fixed by the Bankruptcy Court in the Sale Procedures Order, Seller shall provide written notice to Purchaser and any person that becomes a qualified bidder of the identity of all persons that have become qualified bidders, listing the name of all such persons or combination of persons and the Bid amount and allocation thereof. The starting Bid at any Auction shall be the highest and best Bid that has been properly submitted by a qualified bidder or combination of bidders, as determined by Seller. Bidding at any Auction shall proceed with each additional minimum overbid in the amount of $50,000.00 (or such lesser number as Seller shall determine in its reasonable discretion that is not less than $10,000.00) until such time as no other bids are received at the Auction and Seller declares a "Winning Bidder" or "Winning Bidders", subject to the approval by the Bankruptcy Court at the Sale Hearing;

(l)                 provides that Purchaser shall be deemed a party in interest with standing to appear and be heard in connection with any motion, hearing or other proceeding relating to this Agreement and any Topping Bid, Business Topping Bid, or Vehicles Outside Texas Topping Bid;

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(m)             provides that if no other party makes a Bid or otherwise becomes a qualified bidder, then there shall not be an Auction and Seller shall immediately seek the entry of the Sale Approval Order from the Bankruptcy Court;

(n)               provides that any qualified bidder that becomes the Winning Bidder(s) must enter into its proposed Asset Purchase Agreement with Seller at the conclusion of any Auction; and

(o)               approves the allowance and payment of a Break-Up Fee as defined in Section 5.15 below and provides that Seller's obligation to pay the Break-up Fee shall constitute an administrative expense of Seller under Sections 503(b) and 507(a)(1) of the Bankruptcy Code. Notwithstanding the foregoing (or any lien on the sale proceeds held by any party), Seller shall pay Purchaser the Break-up Fee at the closing of the sale of the Assets and/or Vehicles Outside Texas to any Winning Bidder(s) other than Purchaser out of the purchase price paid to Seller pursuant to such transaction; provided however, if there is a Winning Bidder(s) for the Vehicles Outside Texas and the bidder is not Purchaser, then a Break-up Fee equal to $100,000.00 attributable to Vehicles Outside Texas, if the Winning Bid is for all of the Vehicles Outside Texas (or such lesser amount that equals two (2%) percent of the amount allocated to the Vehicles Outside of Texas on Exhibit 2.02(d)(i) for the Vehicles Outside of Texas not sold to Purchaser), shall be paid, at the election of Purchaser, either (A) in cash payable from the purchase price paid to Seller pursuant to such transaction, or (B) as a credit against the Purchase Price for the purchase of the Assets by Purchaser. In addition, if there is a Winning Bidder(s) for the Assets (excluding the Vehicles Outside Texas), then a Break-up Fee equal to $80,000.00 attributable to Assets, shall be paid to Purchaser, at the election of Purchaser, either (A) in cash payable from the purchase price paid to Seller pursuant to such transaction, or (B) as a credit against the Purchase Price for the purchase of the Vehicles Outside Texas purchased by Purchaser. The Sale Approval Order approving the sale to a Winning Bidder(s) other than Purchaser shall include these terms.

Seller shall request that the motion for approval of the Sale Procedures Order be heard on an expedited basis by the Bankruptcy Court at the earliest time that the Bankruptcy Court will allow.

5.15          Break-up Fee. Seller acknowledges and agrees that Purchaser's negotiation and execution of this Agreement have resulted in a substantial investment of management time and have required significant commitment of financial and other resources by Purchaser, and that the negotiation and execution of this Agreement have provided value to Seller. Therefore, if the Assets and Vehicles Outside Texas are sold to any person other than Purchaser, Purchaser shall be paid a Break-up Fee in the amount of $180,000.00. Moreover, if the Assets (and not the Vehicles Outside Texas) are sold to any person other than Purchaser, Purchaser shall be paid a Break-up Fee in the amount of $80,000.00. Moreover, if the Vehicles Outside Texas (and not the Assets), or some thereof, are sold to any person other than Purchaser, Purchaser shall be paid a Break-up Fee in the amount of $100,000.00 if all of the Vehicles Outside Texas are sold to a bidder other than Purchaser, and if less than all of the Vehicles Outside Texas are sold to a bidder other than Purchaser, such lesser amount equal to two (2%) percent of the value allocated to the Vehicles Outside Texas, as shown on Exhibit 2.02(d)(i), for those Vehicles Outside Texas sold to a bidder other than Purchaser. In either case, and in addition to the Break-up Fee(s) provided in this Section, Purchaser shall also be entitled to an amount (not exceeding $70,000.00) required to reimburse Purchaser for its legal fees and other costs incurred in respect of the transactions contemplated by this Agreement without further order of the Bankruptcy Court, provided however, that the Bankruptcy Court shall resolve any disputes over the amount of such fees and costs.

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ARTICLE VI

COVENANTS OF PURCHASER

Purchaser agrees that between the date of this Agreement and the Closing:

6.01          Consummation of Agreement. Purchaser shall use its commercially reasonable best efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions.

6.02          Consents. Purchaser agrees to cooperate with and assist Seller in obtaining the approvals, consents, waivers, and releases described in Section 5.04, but Purchaser shall not be obligated to pay any consideration or undertake any responsibility with respect to liabilities of Seller for occurrences, events, or conditions prior to the Closing Date. Such cooperation shall include, but not be limited to, promptly providing information and persons reasonably requested by Seller, including to enable Seller to provide evidence (including testimony if needed) to the Bankruptcy Court as required by sections 363 and/or 365 of the Bankruptcy Code. Where any prior written consent of Purchaser is required under Sections 5.06 or 5.09, Purchaser agrees to respond (affirmatively or negatively) within one (1) business day after receipt by Purchaser of a written request for approval given as provided for notices in Section 14.14. A failure to respond within the stated time shall be conclusively presumed to constitute approval of the request.

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ARTICLE VII

CONDITIONS PRECEDENT OF PURCHASER

Except as may be waived in writing by Purchaser, the obligations of Purchaser hereunder are subject to the fulfillment of each of the following conditions:

7.01          Representations and Warranties. The representations and warranties of Seller contained herein shall have been true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Closing Date.

7.02          Covenants and Conditions. Seller shall have performed and complied with all material covenants and conditions required by this Agreement to be performed and complied with by Seller prior to the Closing Date.

7.03          Proceedings. No action, proceeding or order by any state or federal court or state or federal governmental body or agency or official shall have been threatened in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby or to condemn any of the Assets.

7.04          Sale Approval Order. The Bankruptcy Court shall have entered the Sale Approval Order which must be reasonable acceptable to Purchaser and Seller as to both form and substance, and such order shall have become a Final Order.

7.05          No Material Adverse Change. No Material Adverse Change shall have occurred since the date of this Agreement, whether or not such change shall have been caused by the deliberate act or omission of Seller, and whether or not covered by insurance.

7.06          Due Diligence Review. During the Due Diligence Review Period, Purchaser shall have completed its financial, legal and business review of the Assets and the Business and inspection of the Assets and be satisfied in its sole discretion with the results thereof. If, prior to the expiration of the Due Diligence Review Period, Purchaser shall not have notified Seller in writing that the results of Purchaser's review were, in Purchaser's sole discretion, unsatisfactory and that Purchaser was electing to terminate this Agreement, then this condition shall be deemed satisfied.

7.07          Closing Deliveries. On the Closing Date, Purchaser shall have received all documents, duly executed in form reasonably satisfactory to Purchaser and its counsel, referred to in Section 9.01.

7.08          Consents of Others. On the Closing Date and unless governed by the terms of the Sale Approval Order, Seller shall have received consents and acknowledgments as to the transactions under this Agreement from all parties required for the transfer of the Assets and Assigned Contracts, all on terms and conditions reasonably satisfactory to Purchaser.

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7.09          Title Policy. Purchaser shall have received a title commitment and pro-forma Owner’s Title Policy issued by Stewart Title Guaranty Company (or such other title company selected by Purchaser) in an amount determined by Purchaser for the Real Estate, in each case in form and substance reasonably acceptable to Purchaser, the premium for which shall be paid by Purchaser.

7.10          Non-Compete. On the Closing Date, Purchaser shall have received a Non-Compete Agreement from Seller containing the terms described in Article XII.

7.11          Consent of Bank. Seller agrees that it shall use its best efforts to obtain the consent of Wells Fargo Bank, its senior secured lender, to the sale contemplated herein pursuant to Section 363 of the Bankruptcy Code, with the liens and claims of Wells Fargo Bank attaching to the sale proceeds, provided however that Seller and Purchaser acknowledge that Seller may seek to sell the Assets and the Vehicles Outside Texas hereunder over the objection of Wells Fargo Bank pursuant to, among other things, section 363(f) of the Bankruptcy Code, in which case this condition shall be deemed satisfied.

ARTICLE VIII

CONDITIONS PRECEDENT OF SELLER

Except as may be waived in writing by Seller, the obligations of Seller hereunder are subject to fulfillment of each of the following conditions:

8.01          Representations and Warranties. The representations and warranties of Purchaser contained herein shall have been true and correct in all material respects when initially made and shall be true and correct in all material respects as of the Closing Date.

8.02          Covenants and Conditions. Purchaser shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed and complied with by it prior to the Closing Date, including the payment of the Total Purchase Price.

8.03          Proceedings. The Sale Approval Order shall have been entered by the Bankruptcy Court. No action, proceeding or order by any court or governmental body or agency shall have been threatened orally or in writing, asserted, instituted or entered to restrain the carrying out of the transactions contemplated hereby.

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8.04          Closing Deliveries. On the Closing Date, Seller shall have received all documents, duly executed in form reasonably satisfactory to Seller referred to in Section 9.02.

ARTICLE IX

CLOSING DELIVERIES

9.01          Seller Documents. At the Closing, Seller shall deliver to Purchaser the following, all of which shall be in a form satisfactory to Purchaser and its counsel:

(a)                executed bills of sale conveying the Assets to Purchaser, which bills of sale shall otherwise be in form acceptable to Purchaser, free and clear of all liens and encumbrances; the bills of sale will be in substantially the form of Exhibit 9.01 (a) hereto;

(b)               titles to all Vehicles and Vehicles Outside Texas (as applicable), duly endorsed to Purchaser, along with all other documents required to transfer ownership of the Vehicles and the Vehicles Outside Texas (as applicable) to Purchaser, free and clear of all Encumbrances;

(c)                an executed Assignment Agreement (the "Assignment Agreement") in form acceptable to Purchaser with respect to all of Seller's rights and obligations under the Assigned Contracts; the Assignment Agreement will be in substantially the form of Exhibit 9.01(c) hereto;

(d)               a copy of the resolutions of the Board of Directors of Seller (including SMF as the sole shareholder of H&W Petroleum Company, Inc.), authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, certified by the Secretary of Seller as being true and correct copies of the originals thereof, subject to no modifications or amendments;

(e)                a certificate of the Secretary of Seller certifying as to the incumbency of the officers of Purchaser and as to the signatures of such officers who have executed documents delivered at the Closing on behalf of Seller;

(f)                all authorizations, consents, waivers, and approvals referenced in Sections 3.04 and 7.08;

(g)               such other instrument or instruments of transfer as shall be necessary or appropriate, as Purchaser or its counsel shall reasonably request, to vest in Purchaser good and marketable title to the Assets, the Vehicles Outside Texas (as applicable) and Assigned Contracts, free and clear of all Encumbrances;

(h)               Seller's Form 8594 – Asset Acquisition Statement under the Code;

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(i)                 the records included in the Assets, customer lists and original copies (where available) of the Assigned Contracts;

(j)                 Certificate of Amendment to change H&W Petroleum's name pursuant to this Agreement;

(k)               any required updated Schedules;

(l)                 a Special Warranty Deed to the Real Estate;

(m)             a release of the lien of Wells Fargo Bank on the Real Estate, in recordable form, which may be in the form of the Sale Approval Order or as otherwise may be acceptable to Stewart Title Guaranty Company;

(n)               Certification of non-foreign status in accordance Section 1445 of the Code;

(o)               the executed Non-Compete Agreement pursuant to Section 7.10;

(p)               Evidence indicating payment of all ad valorem taxes up to and including 2011 covering the Real Estate; and

(q)               certified copies of the Sale Approval Order.

9.02          Deliveries of Purchaser. At the Closing, Purchaser shall deliver to Seller:

(a)                The applicable Fixed Portion of the Purchase Price by Purchaser's wire transfer to an account designated by Seller (including the Deposit from the Escrow Agent), but less any applicable credits or reductions thereof as provided for herein;

(b)               an executed Assignment Agreement;

(c)                a copy of the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, certified by Purchaser's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

(d)               a certificate of the Secretary of Purchaser certifying as to the incumbency of the officers of Purchaser and as to the signatures of such officers who have executed documents delivered at the Closing on behalf of Purchaser; and

(e)                Purchaser's Form 8594 – Asset Acquisition Statement under the Code.

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ARTICLE X

POST CLOSING MATTERS

10.01      Further Instruments of Transfer. Following the Closing, at the request of Purchaser, Seller shall deliver any further instruments of transfer and take all reasonable action as may be reasonably necessary or appropriate to (i) vest in Purchaser good and marketable title to Assets and Vehicles Outside Texas (as applicable), (ii) transfer to Purchaser all licenses, permits, franchises, and other Assigned Contracts necessary for the operation of the Assets, and (iii) carry out more effectively the provisions of this Agreement and to establish and protect the rights created in favor of the parties hereunder. Purchaser, at the, request of Seller, shall deliver any further instruments and take all reasonable action as may be necessary or appropriate to carry out more effectively the provisions of this Agreement and to establish and protect the rights created in favor of Seller hereunder.

10.02      Post-Closing Price Payments. Purchaser shall pay the Acquired Inventory Price and the remainder of the Total Purchase Price as and when required by Section 2.02, subject to any escrows or reductions or credits as provided by Section 2.02(d).

10.03      Retained Liabilities.

(a)                Purchaser and Seller acknowledge and agree that Seller, except as provided in Section 2.01(b), will retain all obligations, indebtedness or other liabilities due, accrued or incurred arising in connection with the ownership of the Assets and the Vehicles Outside Texas, the operation and/or maintenance of the Assets and the Vehicles Outside Texas and the Business and obligations relating thereto for the period prior to the time of Closing.

(b)               All payments for ad valorem property taxes relating to the Assets (including the Real Estate) shall be prorated based on 2011 tax bills and the number of days in 2012 that taxed Assets are owned by Seller and Purchaser at Closing, and settlement of such items shall occur at Closing with a credit to the payment of the Fixed Portion of the Purchase for Seller's proportional share of 2012 taxes.

ARTICLE XI

INTENTIONALLY DELETED

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ARTICLE XII

NON COMPETITION

12.01      Basis for Convenants. In order to protect its investment in the Assets, the value of the Assets purchased by Purchaser, and Purchaser's continuing business with the Assets, Seller agree as follows in this Article XII. All such covenants shall be assumed by Seller in connection with any plan of reorganization in the Chapter 11 Cases.

12.02      Noncompetition. For a period of five (5) years after Closing, Seller will not, in Texas, either directly or indirectly, through any entity controlling, controlled by or under common control with Seller own, manage, operate, control, invest in or acquire an interest in, or otherwise engage or participate (whether as a partner, stockholder, member, manager, joint venturer, investor, consultant, agent, employee, officer, director, sales representative, broker or other participant) in any business that sells, distributes, supplies or transports fuel (gasoline or diesel), lubricants or related products to commercial customers, including but not limited to ranch, farm, agricultural, commercial, retail gas stations, convenience stores, school and/or governmental accounts. Notwithstanding the foregoing, the ownership of not more than 1% of the outstanding stock of a publicly-held company which has shares listed for trading on a securities exchange and registered with the Securities and Exchange Commission that competes with Purchaser shall not constitute a violation of this Section 12.02 so long as Seller does not have any relationship with such company except passive investment in such stock.

12.03      Nonsolicitation and Nondisparagement. For a period of five (5) years after Closing, Seller shall not:

(a)                directly or indirectly solicit, induce or influence any third party sales representative, supplier, lender, lessor or any other person which has a business relationship with Purchaser or any Affiliate of Purchaser or which had on the date of this Agreement a business relationship with Seller to discontinue, reduce the extent of, discourage the development of, or otherwise harm such relationship with Purchaser or its Affiliates;

(b)               directly or indirectly attempt to induce any customer of Seller, Purchaser or any Affiliate of Purchaser to terminate any contract or otherwise divert from Purchaser or any Affiliate of Purchaser any trade or business being conducted by any such customer with Purchaser or such Affiliate or directly or indirectly attempt to solicit, induce or influence any prospective or past customer of Seller or Purchaser or its Affiliates to discontinue, reduce the extent of, or not conduct business with Purchaser or its Affiliate;

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(c)                directly or indirectly recruit, solicit, induce or influence any employee or sales agent of Purchaser or any Affiliate of Purchaser to discontinue such sales, employment or agency relationship with Purchaser or such Affiliate;

(d)               employ, seek to employ or cause any other person or entity to employ or seek to employ as a sales representative or employee any person who is then (or was at any time since the Closing) employed by Purchaser or any Affiliate of Purchaser, until such person has not been a sales representative of, or otherwise employed by, Purchaser or such Affiliate for a period of at least six months; or

(e)                directly or indirectly denigrate or in any manner undertake to discredit Purchaser or any Affiliate of Purchaser or an officer, employee, director, shareholder or any successor thereof or any person, operation or entity associated with the transactions contemplated by this Agreement.

12.04      Interpretation of Restrictions. If the length of time, type of activity, geographic area or other restrictions set forth in the restrictions of Sections 12.02 or 12.03 are deemed unreasonable in any court proceeding, the parties hereto agree that the court may reduce such restrictions to ones it deems reasonable to protect the substantial investment by Purchaser in the Assets of Seller and any goodwill attached thereto. Nothing contained in this Article XII shall restrict or impair the ability or the authority of the Seller to sell or otherwise deal with the Excluded Assets.

12.05      Remedies. Seller understands that Purchaser will not have an adequate remedy at law for the breach or threatened breach by Seller of any one or more of the covenants set forth in this Article XII and agrees that in the event of any such breach or threatened breach, Purchaser may, in addition to the other remedies which may be available to it, file a suit in equity to enjoin Seller from the breach or threatened breach of such covenants. The parties hereto also agree that the period of five (5) years referred to in Sections 12.02 and 12.03 above shall be extended for each day that Seller is in violation of its agreements in Sections 12.02 and/or 12.03. If either party commences legal action to enforce its rights under this Article XII, the prevailing party in such action shall be entitled to recover all of its costs and expenses in connection therewith, including reasonable attorneys' fees.

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ARTICLE XIII

TERMINATION

13.01      Termination. This Agreement may be terminated:

(a)                at any time during the Due Diligence Review Period, by Purchaser if the due diligence review (including but not limited to the review of the Real Estate, Assets, Assigned Contracts, legal matters, and operations and maintenance) of Seller by Purchaser and its advisors shall have revealed to Purchaser any fact or situation that Purchaser believes to be unsatisfactory;

(b)               at any time following the expiration of the Due Diligence Review Period, by Purchaser if the Bankruptcy Court has not entered the Sale Procedures Order by May 4, 2012;

(c)                at any time following the expiration of the Due Diligence Review Period, by Purchaser if the Bankruptcy Court has not entered the Sale Approval Order by May 31, 2012;

(d)               at any time following the expiration of the Due Diligence Review Period, by Purchaser if Purchaser is not the Winning Bidder at any Auction with respect to both the Assets and the Vehicles Outside Texas;

(e)                at any time prior to the Closing Date, by mutual agreement of all parties;

(f)                at any time prior to the Closing Date, by Purchaser if any representation or warranty of Seller contained in this Agreement is or becomes untrue or breached in any material respect or if Seller fails to comply in any material respect with any covenant contained herein, which breach is not cured within five (5) Business Days of written notice by Purchaser to Seller of the breach;

(g)               at any time prior to the Closing Date, by Seller if any representation or warranty of Purchaser contained in this Agreement is or becomes untrue or breached in any material respect or if Purchaser fails to comply in any material respect with any covenant contained herein, which breach is not cured within five (5) Business Days of written notice by Seller to Purchaser of the breach;

(h)               at any time after fifteen days after the entry of the Sale Approval Order, if Closing has not occurred, by Purchaser if the conditions stated in Article VII have not been satisfied or if the transactions for any other reason have not closed by such date, in each case if not as a result of a breach of this Agreement by Purchaser or the actions or inactions of Purchaser;

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(i)                 at any time after fifteen days after entry of the Sale Approval Order, if Closing has not occurred, by Seller unless Closing has not occurred as a result of a breach of this Agreement by Seller or the actions or inactions of Seller; or

(j)                 if there is any Auction, by Seller if Purchaser is neither the Winning Bidder for the Assets or at least some of the Vehicles Outside Texas.

13.02      Effect of Termination. In the event of termination of this Agreement under Section 13.01, each party not then in material breach of this Agreement shall stand fully released and discharged of any and all obligations under this Agreement except as provided in this Section 13.02 and Sections 5.15 and  14.12. In all instances in which Purchaser terminates and is not then in default of the Agreement, it shall be entitled to the immediate return of the Deposit without further order of the Bankruptcy Court, provided, however, that Purchaser shall also be entitled to an order of specific performance if Seller fails to consummate the sale provided for in this Agreement after the Bankruptcy Court has approved the sale to Purchaser. In the event of a termination of this Agreement by Seller pursuant to section 13.01(g) above, Seller shall be entitled to retain Purchaser’s Deposit hereunder as its sole and exclusive damages and remedy for such breach. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation hereunder to any other party to this Agreement except as specifically set forth herein. Notwithstanding anything herein to the contrary, including in Section 14.08 below, any dispute concerning any aspect of this Agreement arising or dealing with any issue prior to the Closing Date, or related to the Acquired Inventory Price, including the termination rights hereunder and the issue of breach, shall be determined by the Bankruptcy Court.

ARTICLE XIV

MISCELLANEOUS

14.01      Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto.

14.02      Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto. Notwithstanding the foregoing, Purchaser reserves the right to accept title to the Real Estate in a separate entity affiliated with Purchaser, in which event Purchaser may assign its rights hereunder as to the Real Estate to such entity.

14.03      Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder

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14.04      Entire Agreement. The Schedules and Exhibits attached hereto or referenced herein are an integral part of this Agreement and are incorporated herein by this reference for all purposes. This Agreement and the Schedules and Exhibits constitute the entire agreement of the parties regarding the subject matter hereof, and supersede any other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

14.05      Waiver and Survival. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement, any exhibit or any document, instrument or certificate contemplated hereby shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies. Except for the covenants and agreements of the parties to be performed after the Closing Date, none of the respective representations, warranties, covenants, and agreements of the parties contained in this Agreement shall survive the Closing.

14.06      Reserved.

14.07      Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

14.08      Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the substantive laws (but not the rules governing conflicts of laws) of the State of Texas. Except for matters that are determined to be “core proceedings” under the Bankruptcy Code and except as provided in Sections 13.02 and 12.05 above, venue for any dispute hereunder shall be in a court of competent jurisdiction in Houston, Texas for suits against Purchaser and in a court of competent jurisdiction in Miami, Florida, for suits against Seller.

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14.09      Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

14.10      Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

14.11      Reference to Agreement. Use of the words "herein", "hereof", "hereto" and the like in this Agreement shall be construed as references to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement, unless otherwise noted.

14.12      Confidentiality; Publicity and Disclosures.

(a)                All information that is disclosed or made available by either party to this Agreement to the other party to this Agreement (the "Confidential Information") shall be held in confidence by the other party and shall not be used by such other party or third parties (other than for the purchase of the Assets and Vehicles Outside Texas pursuant to this Agreement) nor disclosed to third parties without the prior written consent of the other party to this Agreement. Each party shall limit access to the Confidential Information and any information contained in documents evidencing the Confidential Information to such persons who have a need to know the information contained in the documents and Confidential Information, for the purpose of advising such party in the purchase of the Assets and Vehicles Outside Texas pursuant to this Agreement. Each party to this Agreement agrees that such party will insure that all persons to whom it discloses the documents and Confidential Information and the information contained therein shall keep the documents and any Confidential Information contained therein confidential. In the event Purchaser does not purchase the Assets and/or the Vehicles Outside Texas, then it shall return to Seller all copies of the documents evidencing the Confidential Information related thereto unless otherwise directed by Seller. To the extent that either party is required to disclose the Confidential Information pursuant to the requirements of any legal proceedings, then the other party shall notify the other party within two business days of its knowledge of such legally required disclosure.

(b)               Each party shall use its best efforts not to make public the material terms of this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (i) through the filing of motions with the Bankruptcy Court to approve the transactions contemplated herein or to obtain the Sales Procedures Order, (ii) to attorneys, accountants, bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement, and (iii) in response to a valid subpoena, court order or similar proceeding. In the event that the transactions contemplated hereby are not consummated for any reason whatsoever, the parties hereto agree not to disclose any Confidential Information they may have concerning the affairs of the other parties, except for information that is required by law to be disclosed or has been disclosed as allowed herein.

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14.13      Costs, Expenses and Legal Fees. Except for any Break-up Fee that is payable to Purchaser hereunder, whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' and accountants' fees).

14.14      Notice. Any notice or communication hereunder or in any agreement entered into in connection with the transactions contemplated hereby must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by transmitting the same by facsimile transmission followed by United States mail as aforesaid, or by delivering the same in person or by e-mail transmission, followed by United States mail as aforesaid. Notice shall be deemed received on the date on which it is hand-delivered, the business day after it is transmitted by facsimile or e-mail, if the facsimile or e-mail is delivery confirmed, or on the third business day following the date on which it is so mailed. For purposes of notice, the addresses of the parties shall be:

If to Purchaser:	Sun Coast Resources, Inc. 6922 Cavalcade Houston, TX 77028 Fax No. (713) 844-9690 E-mail: klehne@suncoastresources.com Attention: Kathy E. Lehne

With a copy to:	Winstead PC 600 Travis Street, Suite 1100 Houston, Texas 77002 Fax No. (713) 650-2400 E-mail: gmcdonald@winstead.com and jepstein@winstead.com
Attention: Gail J. McDonald and Joseph G. Epstein

If to Seller:	H & W Petroleum Company, Inc. 9617 Wallisville Road Houston, Texas 77013 Fax No. (713) 673-5412 E-mail: skapila@kapilaco.com
Attention: Soneet R. Kapila, CRO

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With a copy to:	SMF Energy Corporation 200 W. Cypress Creek Road, Suite 400 Fort Lauderdale, Florida 33309 Fax No. E-mail: skapila@kapilaco.com
Attention: Soneet R. Kapila, CRO

With a copy to:	Genovese Joblove & Battista, P.A. 100 Southeast Second Street, Suite 4400 Miami, Florida 33131 Fax No. (305) 349-2310 E-mail: pbattista@gjb-law.com Attention: Paul J. Battista

Any party may change its address for notice by written notice given to the other parties in accordance with this Section.

14.15      Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

14.16      Construction. The terms and provisions of this Agreement shall be interpreted and construed with their usual and customary meanings. The parties to this Agreement waive the application of any rule of law that otherwise would be applicable in connection with the interpretation and construction of this Agreement that ambiguous or conflicting terms or provisions are to be interpreted and construed against the party who (or whose attorney) prepared the Agreement as executed or any earlier draft.

[Remainder of page intentionally left blank]

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EXECUTED as of the date and year first above written.

SUN COAST RESOURCES, INC. By: /s/ Kathy E. Lehne Name: Kathy E. Lehne Title: President
H& W PETROLEUM COMPANY, INC. By: /s/ Soneet Kapila Name: Soneet Kapila Title: CRO
SMF ENERGY CORPORATION By: /s/ Soneet Kapila Name: Soneet Kapila Title: CRO
SMF SERVICES, INC. By: /s/ Soneet Kapila Name: Soneet Kapila Title: CRO

Signature Page to Asset Purchase Agreement